Exhibit 99.1

Hennessy Advisors, Inc. Partners with Stance Capital, Completing its 11th Asset Purchase

NOVATO, Calif., Dec. 22, 2022 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ: HNNA) today announced that it has completed the transaction to become the advisor of the Stance Equity ESG Large Cap Core ETF (NYSE: STNC) (the "Stance ETF"). As a result, the Stance ETF has been reorganized to become a series of Hennessy Funds Trust named the Hennessy Stance ESG Large Cap ETF (the "Hennessy Stance ETF").

This transaction represents approximately $43 million in assets. Stance Capital, LLC will sub-advise the Hennessy Stance ETF, meaning current Portfolio Managers Bill Davis and Kyle Balkissoon will continue providing day-to-day management of the Hennessy Stance ETF portfolio.

Neil Hennessy, Chairman and CEO of Hennessy Advisors, Inc., noted, "We want to welcome Stance Capital to our team of skilled sub-advisors, and want to thank the shareholders of the Stance ETF for their vote of confidence. This deal represents our eleventh successful acquisition, and we are excited to expand our product offerings into the ETF market."

"We are delighted to partner with Stance Capital, Vident Investment Advisory, and Blue Tractor Group for the Hennessy Stance ETF, and we are committed to providing a continuity of excellent service to our new shareholders," added Teresa M. Nilsen, President and Chief Operating Officer of Hennessy Advisors, Inc.

Bill Davis, Founder of Stance Capital remarked, "We want to thank the entire team at Hennessy for making this a smooth and seamless transaction. We are enthusiastic to move forward with Hennessy Advisors, Inc. as our new advisor and we look forward to a promising future."

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy and hold philosophy that rejects the idea of market timing.

Additional Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements

This press release contains "forward-looking statements" for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations and projections about future events based on currently available information. Forward‑looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward‑looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled "Risk Factors" and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward‑looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward‑looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.

CONTACT: Teresa Nilsen, Hennessy Advisors, Inc., terry@hennessyadvisors.com, Phone: 800-966-4354